EXHIBIT 3.1

State of Delaware

Secretary of State

Division of Corporations

Delivered 10:40 AM 01/24/2017

FILED 10:40 AM 01/24/2017

SR 20170402272 - File Number 2888556

CEMTREX INC.

CERTIFICATE OF DESIGNATION OF THE

SERIES 1 PREFERRED STOCK

SETTING FORTH THE POWERS,

PREFERENCES, RIGHTS, QUALIFICATIONS, LIMITATIONS AND

RESTRICTIONS OF SUCH SERIES OF PREFERRED STOCK

Pursuant to Section 151 of the Delaware General Corporation Law, Cemtrex Inc., a Delaware corporation (the “Corporation”), DOES HEREBY CERTIFY:

The Certificate of Incorporation of the Corporation (the “Certificate of Incorporation”) confers upon the Board of Directors of the Corporation (the “Board of Directors”) the authority to provide for the issuance of shares of preferred stock in series and to establish the number of shares to be included in each such series and to fix the powers, preferences, rights, qualifications, limitations and restrictions of the shares of each such series and any qualifications, limitations or restrictions thereof. On December 12, 2016, the Board of Directors duly adopted the following resolution creating a series of preferred stock designated as the Series 1 Preferred Stock, comprised initially of 3,000,000 shares and such resolution has not been modified and is in full force and effect on the date hereof:

RESOLVED that, pursuant to the authority vested in the Board of Directors in accordance with the provisions of the Certificate of Incorporation, a series of the class of authorized preferred stock, par value $0.001 per share, of the Corporation is hereby created and that the designation and number of shares thereof and the powers, preferences and rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

1. Designation and Amount. The shares of such series shall be designated as the Series 1 Preferred Stock (the “Series 1 Preferred”). The number of shares initially constituting the Series 1 Preferred Stock shall be 3,000,000 (three million), which number may be increased or decreased by the Board of Directors without a vote of shareholders; provided, however, that such number may not be decreased below the sum of the number of then outstanding shares of Series 1 Preferred.

2. Ranking. The Series 1 Preferred shall, with respect to payment of dividends, redemption payments and rights upon liquidation, dissolution or winding-up of the affairs of the Corporation, rank (a) senior to the Corporation’s series A preferred stock, par value $0.001 per share (the “Series A Preferred”), the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), and any other class of capital stock the Corporation issues in the future unless the terms of that stock provide that it ranks senior to any or all of the Series 1 Preferred; (b) on a parity with any class of capital stock the Corporation issues in the future the terms of which provide that it will rank on a parity with any or all of the Series 1 Preferred; (c) junior to each class of capital stock issued in the future the terms of which expressly provide that such capital stock will rank senior to the Series 1 Preferred, the Series A Preferred and the Common Stock; and (d) junior to all of the Corporation’s existing and future indebtedness.

3. Dividends. Dividends on Series 1 Preferred will be paid out of legally available funds at the rate of ten percent (10.0%) of the Preference Amount (defined in Section 6 below) per year, or $1.00 per share of Series 1 Preferred, from the issuance date of the Series 1 Preferred through the date of redemption or surrender thereof. Dividends on Series 1 Preferred shall be fully cumulative, accruing, without interest, and shall be payable semiannually in arrears on the last day of March and September in each year, commencing March 31, 2017 (pro-rated for partial months), except that if such date is not a Business Day then the dividend shall be payable on the first immediately succeeding Business Day (as used herein, the term “Business Day” shall mean any day except a Saturday, Sunday or day on which banking institutions are legally authorized to close in New York, New York) (each such date being hereinafter referred to as a “Dividend Payment Date”). Dividends on the Preferred Shares shall be paid in cash; provided, however, the Corporation may pay such dividends, at the Corporation’s option, in fully paid and nonassessable, registered shares of Series 1 Preferred (such dividends paid in such form being herein called “Stock Dividends”). Stock Dividends shall be paid by delivering to each record holder of Series 1 Preferred a number of registered shares of Series 1 Preferred (“Stock Dividend Shares”) determined by dividing (x) the total aggregate dollar amount of dividends accrued and unpaid with respect to shares of Series 1 Preferred owned by such record holder on the record date for the applicable Dividend Payment Date (rounded to the nearest whole cent) by (y) the applicable Stock Dividend Price. Stock Dividend Shares will be delivered in physical certificates unless the Corporation is notified, at least twenty (20) days prior to a particular Dividend Payment Date, of the recipient’s election to receive Stock Dividend Shares through DTC (and, if so, the account number to be credited). If the Corporation delivers Stock Dividend Shares in lieu of cash with respect to accrued dividends, it must do so with respect to all (but not less than all) of such dividends payable for the applicable Dividend Payment Date. The Corporation shall not issue fractional shares of Series 1 Preferred to which Holders may become entitled pursuant to this subparagraph, but in lieu thereof, the Corporation shall round the number of shares to be issued up to the next whole number. Each dividend shall be paid to the holders of record of shares of Series 1 Preferred as they appear on the stock register of the Corporation on the record date, not more than ten (10) days after the applicable Dividend Payment Date, as shall be fixed by the Board of Directors. Dividends payable on each Dividend Payment Date shall be computed on the basis of a 360-day year consisting of twelve 30-day months and rounded to the nearest cent. Dividends on account of arrearages for any past Dividend Payment Date may be declared and paid at any time, without reference to any scheduled Dividend Payment Date, to holders of record on such date, as may be fixed by the Board of Directors of the Corporation. Dividends shall accrue regardless of whether the Corporation has earnings, whether there are funds legally available therefor and/or whether declared. No interest shall be payable with respect to any dividend payment that may be in arrears. The holders of Series 1 Preferred are not entitled to any dividends other than the dividends provided for in this Section 3. As used herein, “Stock Dividend Price” means the Preference Amount.

4. Voting Rights. Except as otherwise required by law, the holders of Series 1 Preferred shall vote together with the holders of the shares of Common Stock (and not as a separate class) at any annual or special meeting of stockholders of the Corporation, and each holder of Series 1 Preferred shall have two votes on all matters submitted to a vote of the holders of the Common Stock for each share of Series 1 Preferred owned by such holder on the applicable record date as though each share of Series 1 Preferred were two shares of Common Stock. Holders of the Series 1 Preferred shall vote as a class on any amendment altering or changing the powers, preferences or special rights of the Series 1 Preferred so as to affect them adversely.

5. No Conversion. The Series 1 Preferred will not be convertible into or exchangeable for shares of Common Stock or any other class of capital stock of the Corporation.

6. Preference and Participation Upon Liquidation, Dissolution or Winding Up. Upon any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, each holder of Series 1 Preferred Stock shall be entitled to receive, out of the assets of the Corporation available for distribution, $10.00 per share of Series 1 Preferred held by such holder (the “Preference Amount”), plus accrued and unpaid dividends in preference to any distribution to the holders of the Corporation’s Series A Preferred and Common Stock. After the payment of the Preference Amount to the holders of shares of Series 1 Preferred, the remaining assets will be distributed among and paid to the holders of the Corporation’s Series A Preferred and Common Stock on a pro rata basis. For purposes of this Section 6, a liquidation, dissolution or winding up of the Corporation shall not be deemed to be occasioned by, or to include the merger or consolidation of the Corporation with any other corporation or the sale, conveyance, exchange or transfer of all or substantially all of the property or assets of the Corporation.

7. Redemption.

a) Optional Redemption. Shares of Series 1 Preferred may be redeemed, in whole or in part, at the option of the Corporation, by the Corporation by giving notice of such redemption at any time. Notice of redemption may be given either by mailing notice to the holders of record or by public announcement, by press release or otherwise. If notice is given by public announcement, by press release or otherwise, such notice shall be effective as of the date of such announcement, regardless of whether notice is also mailed or otherwise given to holders of record. The redemption price for any shares of Series 1 Preferred to be redeemed (the “Redemption Price”) shall be payable in cash, out of funds legally available therefor, and shall be equal to the Preference Amount, plus any accrued but unpaid dividends. If fewer than all of the outstanding shares of Series 1 Preferred are to be redeemed at any time, the Corporation may choose to redeem shares proportionally from all holders, or may choose the shares to be redeemed by lot or by any other equitable method.

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b) Effectiveness of Redemption. From and after the redemption date specified in the notice of redemption, dividends on the Series 1 Preferred to be redeemed on such redemption date will cease to accrue; such shares will no longer be deemed to be outstanding; and all rights of the holder thereof as a holder of Series 1 Preferred (except the right to receive from the Corporation the Redemption Price without interest) shall cease and terminate with respect to such shares; provided, that if a share of Series 1 Preferred is not redeemed on the Redemption Date for any reason (including without limitation, because the Corporation is otherwise unable to lawfully pay the Redemption Price), such share of Series 1 Preferred will remain outstanding and will be entitled to, without interruption, all of the rights, preferences and powers as provided herein.

8. Other Rights. The shares of Series 1 Preferred shall not have any voting powers, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein.

IN WITNESS WHEREOF, Cemtrex, Inc. has caused this Certificate to be signed by a duly authorized officer this 24th day of January 2017.

CEMTREX INC.

By:	/s/Aron Govil
Name:	Aron Govil
Title:	Executive Director

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